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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

     Bauer                         Richard                W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

          c/o Osteotech, Inc., 51 James Way
--------------------------------------------------------------------------------
                                    (Street)

          Eatontown                NJ                  07724
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Osteotech, Inc.  (OSTE)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year


     May 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     President and Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/12/99        M               22,500      A      $ 4.4170
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/12/99        S               20,000      D      $39.3750
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/12/99        S                1,500      D      $39.3130
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/12/99        S                1,000      D      $39.8590
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/12/99        M               15,000      A      $ 3.8330
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/12/99        S                9,000      D      $39.8590
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/12/99        S                6,000      D      $39.4380
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/13/99        M                3,750      A      $ 3.8330
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/13/99        S                2,750      D      $37.9375
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/13/99        S                1,000      D      $38.0000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/13/99        M                4,000      A      $ 6.6670
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/13/99        S                2,000      D      $38.0000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/13/99        S                2,000      D      $38.1875
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/14/99        M                8,000      A      $ 6.6670
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/14/99        S                8,000      D      $37.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/20/99        M                2,000      A      $ 6.6670
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/20/99        S                2,000      D      $37.0625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/21/99        M                4,000      A      $ 6.6670
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/21/99        S                3,000      D      $37.0000
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/21/99        S                1,000      D      $37.0625  22,249(a)      D         --
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

                            (Print or Type Responses)             SEC 1474(8-92)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A) (D)      cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                      Common
(Right to buy)      $4.417(c) 5/12/99  M            22,500(d) (e)     12/7/05   Stock   22,500(d)  --     --        --        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                      Common
(Right to buy)      $3.833(c) 5/12/99  M            15,000(d) (f)     12/6/06   Stock   15,000(d)  --     --        --        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                      Common
(Right to buy)      $3.833(c) 5/13/99  M             3,750(d) 12/6/98 12/6/06   Stock    3,750(d)  --     --        --        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                      Common
(Right to buy)      $6.667(c) 5/13/99  M             4,000(d) 12/5/97 12/5/06   Stock    4,000(d)  --     --        --        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                      Common
(Right to buy)      $6.667(c) 5/14/99  M             8,000(d) 12/5/97 12/5/06   Stock    8,000(d)  --     --        --        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                      Common
(Right to buy)      $6.667(c) 5/20/99  M             2,000(d) 12/5/97 12/5/06   Stock    2,000(d)  --     --        --        --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (b)                                                                      Common
(Right to buy)      $6.667(c) 5/21/99  M             4,000(d) 12/5/97 12/5/06   Stock    4,000(d)  --    19,500     D         --
====================================================================================================================================

Explanation of Responses:


(a) On March 19, 1999 Common Stock of Osteotech, Inc. split 3-for-2 resulting in the issuance to the reporting person of 7,343 shares of common stock.

(b) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(c) Pursuant to an adjustment component of the option, the exercise price was adjusted to reflect a 3-for-2 stock split on March 19, 1999.

(d) Pursuant to an adjustment component of the option, the aggregate number of shares issuable upon exercise of the option was adjusted to reflect a 3-for-2 stock split on March 19, 1999.

(e) Exercisable as to 7,500 shares on December 7, 1996; 7,500 shares on December 7, 1997; and as to the remaining 7,500 shares on December 7, 1998.

(f) Exercisable as to 9,375 shares on December 6, 1997 and as to the remaining 5,625 shares on December 6, 1998.


/s/ Richard W. Bauer                                          June 1, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
    Richard W. Bauer


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                  SEC 1474(8-92)

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